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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*


                             JDN REALTY CORPORATION
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  465917-10-2
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                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]   Rule 13d-1(b)

               [ ]   Rule 13d-1(c)

               [X]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------------                             ------------------------
CUSIP NO.  465917-10-2                 13G              PAGE 2 OF 4 PAGES
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    1      Names of Reporting Persons
           I.R.S. Identification Nos. of Above Persons (Entities Only)

           Joe Donald Nichols

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    2      Check the Appropriate Box if a Member of a Group
           (See Instructions)

                                                                      (a) [ ]
                                                                      (b) [ ]

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    3      SEC Use Only

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    4      Citizenship or Place of Organization

           United States

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                         5     Sole Voting Power

                               2,534,188

                      ----------------------------------------------------------
     Number of           6     Shared Voting Power
      Shares
    Beneficially               None
      Owned by
   Each Reporting     ----------------------------------------------------------
    Person With          7     Sole Dispositive Power

                               2,534,188

                      ----------------------------------------------------------
                         8     Shared Dispositive Power

                               None

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    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,534,188

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   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [X]
           (See Instructions)

           Excludes 881,958 shares owned by Elizabeth L. Nichols, Mr. Nichols' wife.

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   11      Percent of Class Represented by Amount in Row (9)

           7.3%

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   12      Type of Reporting Person (See Instructions)

           IN

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ITEM 1(A)  Name of Issuer:  JDN Realty Corporation
ITEM 1(B)  Address of Issuer's Principal Executive Offices:  359 East Paces
               Ferry Road, Suite 400, Atlanta, Georgia 30305

ITEM 2(A)  Name of Person Filing:  Joe Donald Nichols
ITEM 2(B)  Address of Principal Business Office or, if None, Residence: 359 East
               Paces Ferry Road, Suite 400, Atlanta, Georgia 30305
ITEM 2(C). Citizenship:  United States
ITEM 2(D). Title of Class of Securities:  Common Stock
ITEM 2(E). CUSIP Number:  465917-10-2

ITEM 3.    Not applicable

ITEM 4.    OWNERSHIP.
           (a)      Amount beneficially owned: 2,534,188
           (b)      Percent of class:  7.3%
           (c)      Number of shares as to which such person has:
                    (i)      Sole power to vote or to direct the vote -
                             2,534,188
                    (ii)     Shared power to vote or to direct the vote - None
                    (iii) Sole power to dispose or to direct the disposition of - 2,534,188
                    (iv) Shared power to dispose or to direct the disposition of - None

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
           Not applicable

ITEM 10.   CERTIFICATIONS.
           Not applicable


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 9, 2000
                                       -----------------------------------------
                                                        (Date)



                                       /s/ J. Donald Nichols
                                       -----------------------------------------
                                                     (Signature)

                                       J. Donald Nichols, Chairman and
                                       Chief Executive Officer
                                       -----------------------------------------
                                                   (Name and Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Schedules filed in paper form shall include a signed original and five copies of the Schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).